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                      SUB-INVESTMENT MANAGEMENT AGREEMENT

     Agreement made this 5th day of January, 1998, by and between SCUDDER KEMPER INVESTMENTS, INC., a Delaware corporation and registered investment adviser ("Sub-Adviser") and BEACON GLOBAL ADVISORS, INC., a corporation and registered investment adviser ("Adviser").

     WHEREAS, Beacon Global Advisors Trust, a Delaware business trust ("Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), the shares of beneficial interest of the initial series of which are called The Cruelty Free Value Fund ("Fund") and are registered under the Securities Act of 1933, as amended ("1933 Act");

     WHEREAS, the Trust has retained the Adviser to render to it investment advisory and management services pursuant to an Investment Management Agreement, dated April 8, 1997 ("Management Agreement"); and

     WHEREAS, the Adviser desires at this time to retain the Sub-Adviser to render investment advisory and management services for the Fund and the Sub-Adviser is willing to render such services;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.   Appointment.  The Adviser hereby appoints the Sub-Adviser, and the Sub-
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Adviser accepts the appointment, to manage the investment and reinvestment of the assets of the Fund and to furnish other services for the period and on the terms set forth herein.

2.   Delivery of Documents.
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     (a)  Adviser has furnished Sub-Adviser with copies properly certified or authenticated of each of the following:

          (i) Certificate of Trust, as filed with the Secretary of State of Delaware on September 16, 1996, and all amendments thereto or restatements thereof;

          (ii)  Trust Instrument and Trust's By-Laws and amendments thereto;

          (iii) resolutions of Trust's Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

          (iv) Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on October 28, 1996 and all amendments thereto; and

          (v) Trust's Registration Statement on Form N-1A under the 1933 Act (File No. 333-14919) and under the 1940 Act as filed with the SEC and all amendments thereto.
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     Adviser will furnish Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing and Trust's most recent prospectus and Statement of Additional Information (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus").

     (b) By executing this Agreement, the Adviser acknowledges prior receipt of the Sub-Adviser's Part II of Form ADV filed with the Securities and Exchange Commission.

3.   Management.  The Sub-Adviser will:  (i) manage the investment and
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reinvestment of the Fund's assets in accordance with the applicable investment objectives, policies and limitations set forth in the Trust's Prospectus and applicable laws and regulations; (ii) be subject to the supervision of the Adviser and the Board of Trustees; and (iii) place orders for the purchase or sale of securities for the Fund's account with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser is authorized, on behalf of the Fund to give instructions to the custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. The Sub-Adviser shall have access to such reports and records of the Fund it deems necessary to perform it services hereunder.

     Except as specifically stated in this Section 3 and Section 10, the Sub-Adviser shall not be responsible for providing (i) compliance monitoring, reporting or testing; (ii) record maintenance or preparation; or (iii) accounting, tax or other services to the Fund. The Sub-Adviser will prepare and maintain the following: trade orders and written correspondence with brokers or dealers regarding such trade orders, written correspondence with the custodian(s) and accountants for the Fund and all communications with issuers regarding the voting of securities.

     In connection with the selection of brokers or dealers by the Sub-Adviser and the placing of orders with said brokers or dealers, the Sub-Adviser will seek for the Fund best execution of orders. The Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Adviser recognizes that all research services and research that the Sub-Adviser receives or generates are available for all clients and that the Fund and other clients may benefit thereby.

     The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

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4.   Additional Series.  In the event that the Trust establishes one or more
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additional series with respect to which the Adviser desires to retain the Sub-
Adviser to render investment advisory and management services hereunder, the Adviser shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing whereupon such series shall become subject to this Agreement.

5.   Compensation.  For the services described in Section 3, the Adviser will
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pay to the Sub-Adviser as of the close of business on the last business day of each calendar quarter, a sub-advisory fee computed at an annual rate of .50 of 1% of the Fund's first $50 million of average daily net assets, .35 of 1% of the Fund's next $50 million of average daily net assets and .25 of 1% of average daily net assets over $100 million.

     The fee as computed above shall be computed separately for each series of the Trust subject to this Agreement based on the average daily net assets of such series. For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the quarter and year, respectively.

     All sub-advisory fees hereunder will be invoiced directly to the Adviser at the address immediately below and be due no later than thirty (30) days after the date of the invoice.

       Beacon Global Advisors, Inc.
       8260 Greensboro Drive
       Suite 250
       McLean, VA  22102-3801

6.   Non-Exclusivity.  The services of the Sub-Adviser under this Agreement are
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not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

7.   Net Asset Value.  The net asset value for each series of the Trust shall be
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calculated in accordance with the provisions of the Prospectus.  On each day when net asset value is not calculated, the net asset value of a series shall be deemed to be the net asset value of such series as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

8.   Limitation of Liability.  The Sub-Adviser shall not be liable for any error
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of judgment or of law or for any loss suffered by the Trust or the Adviser in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

9.   Duration and Termination.  This Agreement shall become effective with
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respect to the Fund on the date hereof and shall remain in full force for two years thereafter, unless sooner terminated as

                                      -3-
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hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each series subject to this Agreement, but only as long as such continuance is specifically approved for each series at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a series, the Sub-Adviser may continue to serve in such capacity for such series in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement and may be terminated at any time with respect to any series without the payment of any penalty by the Adviser or by the Sub-Adviser on sixty (60) days written notice to the other party. The Trust may effect termination with respect to any series without payment of any penalty by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of such series on sixty (60) days written notice to the Adviser and the Sub-Adviser.

     This Agreement may be terminated with respect to any series at any time without the payment of any penalty by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of such series or by the Adviser in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

     The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

     Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in
Section 5 earned prior to such termination.

10.  Proxies, Tender Offers, Class Actions, Etc.  The Sub-Adviser will act as
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the Trust's agent and attorney-in-fact to vote, tender, convert, endorse, transfer and deliver securities in the Fund, to elect the form of dividend payments and to execute proxies, waivers, consents and other instruments with respect to such securities, subject to any written instructions received from the Adviser or the Trust within a reasonable period prior to the action. The Sub-Adviser shall disclose to the Adviser any material conflict of interest it or its affiliates may have with respect to the vote or other requested action, within a reasonable period prior to the action.

11.  Severability.  If any provision of this Agreement shall be held or made
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invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

12.  Notice.  Any notice under this Agreement shall be in writing, addressed and
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delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

13.  Governing Law.  This Agreement shall be construed in accordance with
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applicable federal law and the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof,

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and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.  Amendment.  No provision of this Agreement may be changed, waived,
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discharged or terminated orally, but only by a written instrument signed on behalf of each of the parties.

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

15.  Entire Agreement.  This Agreement is the entire contract between the
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parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.


                               SCUDDER KEMPER INVESTMENTS, INC.


                               By:____________________________

                               Title:_________________________



                               BEACON GLOBAL ADVISORS, INC.


                               By:____________________________

                               Title:_________________________

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